Filed pursuant to
                                                                  Rule 424(b)(2)
                                                      Registration Nos. 33-59791

                                    Citicorp
                               U.S. $7,000,000,000
                    Global Medium-Term Senior Notes, Series C
                               U.S. $1,000,000,000
                 Global Medium-Term Subordinated Notes, Series C
                Due From 9 Months to 60 Years From Date of Issue

      Pricing Supplement, dated February 11, 1997 (To Prospectus Supplement, dated August 7, 1995; to Prospectus, dated August 7, 1995)

                              DESCRIPTION OF NOTES

      The terms of the LIBOR Notes set forth in this Pricing Supplement supplement and modify, to the extent applicable, the description of general terms and provisions of Citicorp's Global Medium-Term Senior Notes, Series C set forth in the accompanying Prospectus and Prospectus Supplement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the accompanying Prospectus and Prospectus Supplement.

SUMMARY OF TERMS:

Title of Notes:                     LIBOR Senior Notes Due August 13, 2001 (the
                                    "LIBOR Notes").

Aggregate
Principal Amount:                   $25,000,000.00.

Issue Date:                         February 11, 1997.

Stated Maturity:                    August 13, 2001.

Interest Rate Index:                Three Month LIBOR.

Spread:                             Plus 6.0 basis points.

Initial Interest Rate:              5.56391%.

Interest Rate:                      For each Interest Rate Reset Period, Three
                                    Month LIBOR plus 0.06%, as determined on the related LIBOR Interest Determination Date or, in the case of the Initial Interest
                                    Rate, the second Market Day preceding the Issue Date.

Interest Commencement Date:         February 13, 1997.

Interest Payment Dates:             Quarterly, on the 13th day of February,
                                    May, August and November, commencing
                                    May 13, 1997, and at Stated Maturity.

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Interest Rate Reset Period:         Quarterly.

Interest Reset Dates:               The 13th day of February, May, August and
                                    November.

LIBOR Interest
  Determination Dates:              Pertaining to an Interest Reset Date,
                                    the second Market Day preceding such
                                    related Interest Reset Date.

Index Maturity:                     Three Months.

LIBOR Screen Reference:             Telerate Screen Page 3750.

Calculation Dates:                  The related LIBOR Interest Determination
                                    Date.

Redemption:                         The LIBOR Notes are not subject to
                                    redemption prior to Stated Maturity.

Sinking Fund:                       The LIBOR Notes are not subject to any
                                    sinking fund.

Regular Record Dates:               The date that is 15 calendar days prior
                                    to the related Interest Payment Date.

Calculation Agent:                  Citibank, N.A.

Selling Agent:                      Smith Barney Inc.

Commission:                         .08%.

Price to Public:                    100%.

CUSIP Number:                       17303 LRN 3.